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                                                                    EXHIBIT 10.3


                               SERVICES AGREEMENT

         This Services Agreement (the "Agreement") is made and entered into as of the 30th day of September, 1998, by and among Falcon Communications, L.P. ("NewFalcon"), Enstar Communications Corporation ("Enstar") and Enstar Cable Corporation ("Enstar Cable"). ENSTAR and Enstar Cable are collectively referred to as the "Enstar Group".

         A. NewFalcon is in the business of operating cable television systems and is a party to various agreements with third parties with respect to cable television programming, billing and other products and services.

         B. Enstar manages various cable television systems (the "Systems") owned and operated by certain partnerships of which Enstar is the general partner (the "Affiliated Partnerships").

         C. The Enstar Group previously had contracted with Falcon Holding Group, Inc. ("FHGI") for the provision of certain services to the Enstar Group pursuant to a Services Agreement dated as of October 1, 1988 (the "1988 Services Agreement").

         D. With the consent of the Enstar Group, FHGI previously assigned the 1988 Services Agreement and its rights and obligations thereunder to Falcon Holding Group, L.P. ("FHGLP") on March 29, 1993.

         E. Pursuant to a Contribution and Purchase Agreement dated as of December 30, 1997, as amended (the "Contribution Agreement") among FHGLP, NewFalcon, FHGI, TCI Falcon Holdings LLC ("TCI"), Belo Ventures, Inc. and the other Persons signatory thereto, FHGLP on the date hereof assigned the 1988 Services Agreement to NewFalcon with the consent of the Enstar Group.

         F. Following the assignment of the 1988 Services Agreement, NewFalcon and the Enstar Group terminated the 1988 Services Agreement, and NewFalcon desires to make available to the Enstar Group and to the Affiliated Partnerships, certain third parties' services and products as agreed to by NewFalcon and the Enstar Group, including without limitation, programming services and cable billing services.

         NOW, THEREFORE, it is agreed as follows:

                  1. Programming Services. Where the same would not violate any franchise, license, contract, law or regulation applicable to the System or to NewFalcon, NewFalcon hereby agrees to make available to the Enstar Group such programming services which are utilized by the Enstar Group or any Affiliated Partnership and for which NewFalcon has entered into or enters into a master contract with such programming suppliers. The Enstar Group shall pay to NewFalcon for each programming service utilized by the Enstar Group an amount per subscriber
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per month equal to such amount that the Enstar Group would be required to pay as if they contracted directly with such programming supplier and the number of subscribers covered by such contract was equal to the number of subscribers to cable systems which are owned directly or managed by the Enstar Group. The amount of any such programming charges shall be determined in good faith by NewFalcon. The Enstar Group shall pay to NewFalcon such amounts per subscriber per month on a monthly basis unless otherwise agreed to by the parties.

                  2. Billing Services. Where the same would not violate any franchise, license, contract, law or regulation applicable to the Systems or to NewFalcon, NewFalcon will make available to the Enstar Group third party billing services for its cable system operations and the Enstar Group shall pay to NewFalcon a monthly amount for such services utilized by the Enstar Group equal to the amount they would have paid for such billing services if they had contracted for such billing services directly with a third party and the only cable systems covered by such contract were the systems owned or managed by the Enstar Group.

                  3. Other Services. Where the same would not violate any franchise, license, contract, law or regulation applicable to the Systems or to NewFalcon, NewFalcon will make available such other third party services to the Enstar Group, as from time to time agreed to by the parties, and the Enstar Group shall pay NewFalcon an amount for such services identical to the amount that the Enstar Group would have paid for such services as if they had directly contracted with a third party.

                  4. Term. The term of this Agreement shall commence upon the date first above written immediately following the assignment by NewFalcon of substantially all of its assets to Falcon Cable Communications, LLC pursuant to the Contribution Agreement, and shall continue until the earlier of: (1) the dissolution of the Affiliated Partnerships; (2) the sale of all of the Systems owned or managed by Enstar; (3) termination pursuant to Paragraph 5; (4) the liquidation of NewFalcon in accordance with the provisions of its partnership agreement; (5) the mutual agreement of the parties hereto; or (6) the delivery of 180 days written notice by the Enstar Group to NewFalcon or NewFalcon to the Enstar Group.

                  5. Events of Default. Each of the following events shall constitute a default by NewFalcon under this Agreement and shall entitle Enstar to terminate this Agreement upon written notice to NewFalcon, without any further obligation or liability to NewFalcon (other than unpaid compensation and expenses).

                  (a) The failure by NewFalcon to perform any material duty or obligation imposed under this Agreement, should such failure continue for thirty
(30) days after written notice thereof to NewFalcon from Enstar;

                  (b) NewFalcon commences a voluntary case under the Federal Bankruptcy Code, or consents to (or fails to controvert in a timely manner) the commencement of an involuntary case against NewFalcon.


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                  (c) NewFalcon institutes proceedings for rehabilitation,
readjustment or composition (or for any related or similar purpose) under any law (other than the Federal Bankruptcy Code) relating to financially distressed debtors, their creditors or property, or consents to (or fails to controvert in a timely manner) the institution of any such proceedings against NewFalcon;

                  (d) NewFalcon is unable or admits in writing its inability to pay its debts generally as they come due, or makes an assignment for the benefit of creditors or enters into any arrangement for the adjustment or composition of debts or claims;

                  (e) A court or government having jurisdiction in the premises enters a decree or order (i) for the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of NewFalcon or of any substantial part of the property of NewFalcon, or for the winding-up or liquidation of the affairs of NewFalcon, and such decree or orders remain in force undischarged and unstayed for a period of thirty (30) days, or (ii) for the sequestration or attachment of any substantial part of the property of NewFalcon, without its unconditional return to the possession of NewFalcon, or its unconditional release from such sequestration or attachment, within thirty
(30) days thereafter;

                  (f) A court having jurisdiction in the premises enters an order for relief in an involuntary case commenced against NewFalcon under the Federal Bankruptcy Code, and such order remains in force undischarged and unstayed for a period of thirty (30) days;

                  (g) A court or government having jurisdiction in the premises enters a decree or order approving or acknowledging as properly filed or commenced against NewFalcon a petition or proceedings for liquidation, rehabilitation, readjustment or composition (or for any related or similar purpose) under any law (other than the Federal Bankruptcy Code) relating to financially distressed debtors, their creditors or property, and any such decree or order remains in force undischarged and unstayed for a period of thirty (30) days; or

                  (h) NewFalcon takes any action for the purpose or with the effect of authorizing, acknowledging or confirming the taking or existence of any action or condition specified in paragraph (b), (c) or (d).

                  6. Prohibition of Assignment. This Agreement may not be voluntarily assigned by any party hereto without the prior written consent of the other party, except that NewFalcon can enter into agreements with affiliates pursuant to which such affiliates will provide certain of the services to be provided by NewFalcon hereunder. No assignment, and no such agreement with any affiliate, however, shall relieve NewFalcon of any of its obligations or liabilities under this Agreement. NewFalcon shall advise the Enstar Group of any assignment of its rights and obligations under this Agreement, or any agreement with any affiliate as aforesaid within five business days thereof.


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                  7. Successors and Assigns. Subject to Paragraph 6, this
Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

                  8. Other Agreements. Notwithstanding any other provision of this Agreement, this Agreement shall not modify or affect the obligations of the Enstar Group pursuant to any partnership agreement or management agreement or the limitations imposed upon amounts or rates that may be charged by any of them to a partnership, under a partnership agreement or management agreement.

                  9. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the provision of such services to the Enstar Group and the Affiliate Partnerships and supersedes all prior agreements among the parties hereto and FHGI and FHGLP with respect to the subject matter hereof, including the 1988 Services Agreement. This Agreement may not be modified or amended except by a writing signed by the parties hereto.

                  10. Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of California.

                  11. Time. Time shall be of the essence with respect to this Agreement.

                  12. Notice. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement (a) shall be in writing, (b) may be sent by telecopy (with automatic machine confirmation), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (c) shall be deemed to have been given on the date of actual receipt, which may be conclusively evidenced by the date set forth in the records of any commercial delivery service or on the return receipt, and (d) shall be addressed to the recipient at the address specified below, with respect to any party, to any other address that such party may from time to time designate in a writing delivered in accordance with this Section 12.

                  If to the Enstar Group:

                  Enstar Communications Corporation
                  10900 Wilshire Blvd., 15th Floor
                  Los Angeles, California 90024


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                  If to NewFalcon:

                  Falcon Communications, L. P.
                  10900 Wilshire Blvd., 15th Floor
                  Los Angeles, California 90024


                     [THIS SPACE INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the parties have executed this Services Agreement as of the date first above written.


                                       FALCON COMMUNICATIONS, L.P., a California limited partnership

                                       By:  Falcon Holding Group, L.P., its
                                            managing General Partner

                                       By:  Falcon Holding Group, Inc., its sole
                                            General Partner


                                       By: /s/ STANLEY S. ITSKOWITCH
                                          --------------------------------------
                                          Stanley S. Itskowitch
                                          Executive Vice President


                                       ENSTAR COMMUNICATIONS CORPORATION,
                                       a Georgia corporation


                                       By: /s/ STANLEY S. ITSKOWITCH
                                          --------------------------------------
                                          Stanley S. Itskowitch
                                          Executive Vice President


                                       ENSTAR CABLE CORPORATION,
                                       a Georgia corporation


                                       By: /s/ STANLEY S. ITSKOWITCH
                                          --------------------------------------
                                          Stanley S. Itskowitch
                                          Executive Vice President


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